Exhibit 4.40

AMENDMENT AGREEMENT TO
GEOTHERMAL OPTION AGREEMENT

THIS AGREEMENT dated for reference the 14th day of February, 2006.

BETWEEN:

NEVADA GEOTHERMAL POWER INC. (“NGP”) and NEVADA GEOTHERMAL POWER COMPANY (formerly NORAMEX CORP.) (“Noramex”), both of 900 - 409 Granville Street, Vancouver, BC, V6C 1T2;

AND :

INOVISION SOLUTIONS INC. (“ISI”), of 304 - 850 Burrard Street, Vancouver, British Columbia, V6Z 2J1;

(the “Purchaser”) WHEREAS:

A.

NGP, Noramex and ISI entered into an Option Agreement dated October 12, 2004, (the “Agreement”) whereby ISI was granted the option to earn a 50% interest in certain geothermal leases located in Humboldt County, Nevada, commonly known as the Pumpernickel Property;

B.

Noramex is the operator of the exploration program contemplated under the terms of the Agreement;

C,

Under paragraph 3.2 (b)(i) of the Agreement ISl was required to fund and Noramex was required to complete Work Programs entailing an expenditure of $400,000 for the account of ISI on or before first anniversary of the Option Date;

D.

As of December 31, 2005 ISI has advanced to Noramex the sum of $364,426 of the $400,000 to be spent on the first Work Program and Noramex has completed work on Pumpernickel Property for the account of ISI in the amount of $252,966.

E.

The parties are desirous of accelerating the Work Programs and the due dates for the cash and share payments provided for in the Agreement and wish to resolve any uncertainty regarding the obligations of ISI to fund the Work Program given that the Operator of the Work Programs is Noramex.

The parties to this Amendment Agreement therefore agree that:

1.

The Work Program set out in paragraph 3.2(b) shall be accelerated by amending the schedule of expenditures set out in paragraphs 3.2 (b)(ii), (iii), (iv) and (v) to read as follows:

i)

a further $600,000 on or before December 14, 2006;

ii)

a further $1,000,000 on December 14, 2007;

iii)

a further $1,000,000 on December 14, 2008; and

iv)

a further $2,000,000 on December 14, 2009.

2.

Concurrently with the execution of this agreement, ISI will advance to Noramex the additional sum of $35,574 to satisfy the unfunded portion of the Work Program contemplated under paragraph 3.2(b)(i). Payment of the additional sum of $35,574 to Noramex shall constitute full satisfaction of ISI's obligations to fund and complete the first portion of the Work Program irrespective of the date the funds are actually spent by Noramex as Operator of the Work Programs.

3.

With respect to work commitments and ISI' s obligations to fund further annual expenditures on Work Programs, payment to Noramex of the amount due to be spent in any one year ending December 14 shall constitute satisfaction of ISI's obligation to complete Work Programs on the Pumpernickel Property irrespective of the dates the funds are actually spent by Noramex as the Operator.

4.

In addition to accelerating the Work Programs as provided for in the Agreement, ISI agrees to satisfy its obligations under paragraphs 3.2 (a) (ii) and 3.2 (c) (ii) concurrently with the execution of this agreement, and thereafter each subsequent annual payment of cash as provided for under paragraphs 32 (a)(iii), (iv), (v) and (vi) and each subsequent payment of shares as provided for under paragraphs 3.2 (e)(iii), (iv), (v) acid (vi) shall become due and payable on December 14 of each year commencing in the year 2006 and ending in the year 2009.

5.

Except as expressly amended hereby, the Agreement is hereby ratified, approved and confirmed to be in full force and effect, and this Amendment Agreement supersedes any and all prior amendments to the Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the day and year first above written.

NEVADA GEOTHERMAL POWER INC.
By: /s/ Brian D. Fairbank by his Attorney in fact,
Authorized Signatory Gary W. Anderson.

NEVADA GEOTHERMAL POWER COMPANY
By: /s/ Brian D. Fairbank by his Attorney in fact,
Authorized Signatory Gary W. Anderson.
INOVISION SOLUTIONS INC.
By: /s/
Authorized Signatory